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EXHIBIT 12

                                             CHECKPOINT SYSTEMS, INC.
                                        RATIO OF EARNINGS TO FIXED CHARGES
                                                   (UNAUDITED)

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
(amounts in thousands)                2004            2003           2002            2001           2000
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Interest expense (1)             $   8,445      $   13,053     $   18,071      $   23,549     $   25,314

Interest factor in rental
  expense                            6,871           7,196          5,136           4,400          4,583

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(a) Fixed charges, as defined    $  15,316      $   20,249     $   23,207      $   27,949     $   29,897
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(Loss) earnings before
  income taxes and minority
  interest plus income from
  an equity investee             $ (13,085)     $   44,416     $   37,681      $   13,716     $    5,492

Fixed charges                       15,316          20,249         23,207          27,949         29,897

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(b) Earnings, as defined         $   2,231      $   64,665     $   60,888      $   41,665     $   35,389
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(c) Ratio of earnings to fixed
        charges (b divided by a)        --             3.2x           2.6x            1.5x           1.2x

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(1) Includes amortization of finance costs.


The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. "Earnings" consist of earnings before income taxes and minority interest plus income from an equity method investee plus fixed charges. "Fixed Charges" consist of interest expense plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense). Earnings, as defined, were not sufficient to cover fixed charges by approximately $13 million for fiscal year ended December 26, 2004.